                                 LOSS PER SHARE


Exhibit 11.1 - Computation of Net Loss Per Share


                                  AVIGEN, INC.
                          (A DEVELOPMENT STAGE COMPANY)


                                                                 THREE MONTHS ENDED              NINE MONTHS ENDED
                                                             3/31/96          3/31/97         3/31/96         3/31/97
                                                           -----------      -----------     -----------     ----------
Net Loss .............................................     $  (917,000)     $(1,336,000)    $(2,531,000)    $(3,462,000)
                                                           ===========      ===========     ===========     ===========

Weighted average common shares outstanding ...........       2,014,571        7,286,535       2,020,729       7,285,789

Shares related to Staff Accounting
Bulleting Topic 4D:
  Common Stock .......................................         158,641                         158,641
  Common Stock Options ...............................         663,135                         663,135
  Preferred Stock ....................................         502,493                         502,493
  Common & Preferred Stock Warrants ..................         211,552                         211,552
                                                           -----------      -----------     -----------     -----------
Total shares outstanding for primary and fully
  diluted net loss per share .........................       3,550,392       7,286,535        3,556,550       7,285,789
                                                           ===========      ===========     ===========     ===========

Net loss per share ...................................          $(0.26)          $(0.18)         $(0.71)         $(0.48)
                                                           ===========      ===========     ===========     ===========


Calculation of shares outstanding for computing pro forma net loss per share:

Shares used in computing net loss per share ..........       3,550,392                        3,556,550
Adjustment to reflect the effect of the
  assumed conversion of convertible preferred
  stock form the date of issucance ...................       1,853,260                        1,875,834
                                                           -----------                      -----------
Total shares outstanding for pro forma net loss
  per share ..........................................       5,403,652                        5,432,384
                                                           ===========                      ===========
Pro forma net loss per share .........................          $(0.17)                          $(0.47)
                                                           ===========                      ===========




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